Exhibit 99.1

          iBasis and KPN Extend Outside Date of Transaction


    BURLINGTON, Mass.--(BUSINESS WIRE)--April 27, 2007--iBasis
(NASDAQ: IBAS), the global VoIP company, and Royal KPN N.V., the national carrier of the Netherlands, today announced a second amendment to their definitive agreement, announced June 21, 2006, which extends the outside date for completion of the transaction from April 30, 2007 to October 31, 2007.

    In addition to extending the transaction deadline, the amendment recognizes the current status of the investigation of iBasis stock option grants undertaken by a special committee appointed by the iBasis Board of Directors and as voluntarily disclosed by iBasis. The amendment waives any breach of the representations contained in the original agreement occurring prior to the date of the amendment that result from iBasis' previously disclosed historical stock option granting practice. It also expands the conditions to KPN's obligations to close to include the absence of any future material adverse developments in the investigation of iBasis' historical stock option granting practices and in the company's listing on the Nasdaq exchange.

    "Both parties are eager to begin realizing the substantial synergies we believe the combination of KPN Global Carrier Services and iBasis will produce, and to bring the benefits of the expanded footprint and suite of services to our customers," said Ofer Gneezy, iBasis president and CEO. "We look forward to consummating the merger transaction as expeditiously as possible."

    On June 21, 2006, iBasis and KPN signed a definitive agreement to merge KPN's international wholesale voice business into iBasis. The combination will establish iBasis as one of the five largest international wholesale voice carriers in the world, with combined 2006 revenues exceeding USD 1.2 billion and more than 20 billion combined minutes in 2006. iBasis will acquire KPN subsidiary KPN Global Carrier Services and receive USD 55 million in cash from KPN in return for the issuance of approximately 40 million shares of iBasis common stock, which represent a 51 percent ownership interest in iBasis on a diluted basis. iBasis shareholders of record immediately prior to closing will receive a cash dividend of USD 113 million immediately following closing.

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. iBasis carried more than 11 billion minutes of international voice over IP (VoIP) traffic in 2006, and is one of the largest carriers of international voice traffic in the world(1). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Safe Harbor Statement

    Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Statements regarding the proposed transaction between the company and Royal KPN, including the expected timetable for completing the transaction, the expected dividend payment, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding the parties' future expectations, beliefs, goals or prospects, also constitute forward-looking statements. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the company's ability to execute its business plan; (ii) the extent of adoption of the Company's services and the timing and amount of revenue and gross profit generated by these services; (iii) fluctuations in the market for and pricing of these services; (iv) the success of the Company's appeal of the FCC ruling on prepaid calling cards; (v) the ability of the company and Royal KPN to consummate the proposed transaction due to regulatory restrictions, the failure to receive shareholder approval, the ability to successfully integrate their operations and employees, the ability to realize anticipated synergies, the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that the Company and Royal KPN serve, (vi) the company's inability to meet the requirements of the NASDAQ Stock Market for continued listing of the company's shares; and (vii) the other factors described in the company's Quarterly Report on Form 10-Q for its most recently completed fiscal quarter and Annual Report on Form 10-K for its most recently completed fiscal year and Royal KPN's Annual Report on Form 20-F for its most recently completed fiscal year all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

    This communication may be deemed to be solicitation material in respect of the proposed transaction between iBasis and Royal KPN. In connection with the proposed transaction, iBasis intends to file relevant materials with the SEC, including a proxy statement on
Schedule 14A. SHAREHOLDERS OF IBASIS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING IBASIS'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and iBasis' shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from iBasis. Such documents are not currently available.

    Participants in Solicitation

    Royal KPN and its directors and executive officers, and iBasis and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of iBasis Common Stock in respect of the proposed transaction. Information about the directors and executive officers of Royal KPN is set forth in the Annual Report on Form 20-F for the year ended 2065, which was filed with the SEC on March 1, 2007. Information about the directors and executive officers of iBasis is set forth in iBasis' proxy statement for its 2006 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction when it becomes available.

    (1) Telegeography 2007 data compared with iBasis 2006 traffic volume.

    iBasis and Pingo are registered marks; the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net